UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BARNWELL INDUSTRIES, Inc.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
Brian Henry
Heather Isidoro
Benjamin Pierson
Douglas Woodrum

 (Name of Persons Filing Consent Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

FOR IMMEDIATE RELEASE

Barnwell on its way to Insolvency in the Hands of Incumbent Directors

Vero Beach, Florida, May 16, 2025 – The Sherwood Group, a long-term and significant shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. (“Barnwell” or “BRN”) today issued the following letter to Barnwell shareholders following release of the Company’s results:

Dear Barnwell Shareholders:

Barnwell released results for the fiscal quarter ending March 31, 2025 – and they were abysmal.

Under so-called leadership of Kinzler, Grossman and Horowitz, Barnwell burned through $978,000 in legal fees in one quarter – roughly 8% of BRN’s market cap. And for what? To cling to power. In fact during the past several years, that brings defense expenses to approximately $7 million or more than half of the current market value!!

Meanwhile, they still managed to lose money from operations. Their actions suggest they’re more interested in steering Barnwell into bankruptcy then delivering value to shareholders. Perhaps that’s the endgame – after all, Grossman’s claim to fame is being a bankruptcy lawyer at a failed bankruptcy firm. Hardly the turnaround expertise Barnwell urgently needs. Barnwell’s cash balance has dwindled to just $1.4 million – down more than $10 million over the past three years. We conjecture the cash balance is even lower as of today. These three directors want to deflect blame for this loss of cash but it was a direct result of their actions:

●	A reckless investment in Texas made without proper due diligence,

●	The fire-sale giveaway of the Water business after over $3 million of losses since their original target shutdown in 2021, and

●	Millions spent in legal fees to entrench themselves.

If they’re so desperate to hold onto their seats, the least they could do is use their own money—not treat shareholder capital like a personal piggy bank.

The Operational Picture Is Just as Grim

According to Barnwell’s own press release issued yesterday, oil and gas production declined year-over-year for both the three- and six-month periods. Revenues also declined, resulting in losses of ($1.1 million) for the three-month period and ($2.3 million) for the six-month period. Even after adjusting out the elevated G&A expenses related to the consent solicitation and proxy contest (which were completely avoidable), BRN still reported a pro forma net operating loss from continuing operations amounting to a LOSS of ($560,000) for the three-month period and a LOSS of ($2.16 million) for the six-month period, underscoring the Company’s persistent operational underperformance.

And now, management is warning of “substantial doubt” about Barnwell’s ability to continue as a going concern. They blame proxy costs and oil prices – both of which were entirely avoidable or foreseeable. Where’s the accountability?

No Plan, No Accountability—Just Desperation

These same three incumbent Directors have repeatedly accused the Sherwood Group of having no plan while “borrowing” the very strategies we’ve been proposing for years, including shutting down Hawaii operations and relocating to Calgary. Let’s be clear: it’s Kinzler, Grossman, and Horowitz who have taken real, concrete steps to seize and retain control including:

●	Poison pill adoption,

●	Stripping shareholder rights from the bylaws,

●	Refusing to negotiate in good faith, and

●	Colluding to oust their own director, Mr. Woodrum, to keep the board stacked in their favor.

They keep claiming they want a settlement—what justification do they have to merit staying in power? They even suggested I loan the Company $5 million. Based on Barnwell’s results, why on earth would anyone trust them with more capital?

It’s Time for a Real Choice

This is why the ruling from the Delaware court is critical. We believe shareholders deserve a real voice and a real choice at the 2025 Annual Meeting. In the event the Delaware court agrees to allow the Sherwood Group nominees to be included for consideration for the 2025 Annual Meeting, we encourage you to VOTE TODAY on the GREEN CARD. We have already received significant support on the GREEN CARD and continue to get increased votes for the Sherwood Group nominees every day. We sincerely hope that shareholders will have a choice at the upcoming 2025 Annual Meeting.

Thank you for your support,

Ned L. Sherwood

Correction to Our Press Release Issued on May 14, 2025:

When we issued the Press Release on May 14, 2025, we were not aware of the actions of Kinzler, Grossman & Horowitz acting in concert to vote Mr. Woodrum off because the consent card of Mr. Kinzler in the amount of 575,943 shares was not delivered to us but instead was only sent directly to the Inspector of Elections without our knowledge. In addition, there was a Blue consent card representing 7,000 shares that voted in favor of all of the Sherwood Proposals that was inadvertently not delivered to the Inspector of Elections because it came in AFTER the Sherwood Group had delivered the Shareholder Resolution to the Company. Due to an oversight, that Blue card was not submitted the following morning. We would like shareholders to know that these 7,000 shares have been tabulated by the Inspector of Elections and will be included in the final certified results as will Mr. Kinzler’s Blue consent card representing 575,943 of his shares that voted in favor of removal of Mr. Woodrum and against removal of himself, Grossman and Horowitz. Thank you.

If you have any questions, please contact:

Alliance Advisors

150 Clove Road, Suite 400, Little Falls, NJ 07424

Shareholders call toll-free: 1 (833) 215-7301

Email: brn2025@allianceadvisors.com

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com